Exhibit 10.15

                                    AGREEMENT

This Agreement is made on 24 December 2003 between WINTERTHUR SWISS INSURANCE COMPANY, a joint-stock company incorporated under the laws of Switzerland ("Winterthur"), and XL INSURANCE (BERMUDA) LTD, a company incorporated under the laws of Bermuda ("XL").

         WHEREAS Winterthur and XL are parties to the Second Amended and Restated Agreement for the Sale and Purchase of Winterthur International, dated as of 15 February 2001 ("SPA"), and capitalized terms used herein shall have the same meanings as in the SPA (unless otherwise indicated);

         WHEREAS: (i) there has not been delivered the Completion Financial Information as required by paragraph 3.1 of Part 2 of Schedule 5 to the SPA;
(ii) Winterthur has delivered certain unaudited financial information for the Operations as at 30 June 2001; and (iii) Winterthur and XL have been unable to reach agreement as to the Completion Balance Sheet but have been able to reach agreement as respects certain other matters as specifically set forth below solely to settle the Purchase Price, the Initial Net Reserves Amount and the Initial Net Premium Receivable (as defined in SCHEDULE B hereto).

         NOW, THEREFORE, Winterthur and XL hereby agree as follows:

1.   DETERMINATION OF PURCHASE PRICE AND INITIAL NET RESERVES AMOUNT

     1.1. (a) Winterthur and XL agree the following amounts for purposes of determining the amount of the Purchase Price and establishing the Initial Net Reserves Amount and the Initial Net Premium Receivable:

               (i) the Pro-Forma Net Asset Value as of 30 June 2001 is US$ 234,995,000;

               (ii) the Premium (notwithstanding Clause 3.1.5 of the SPA) is US$
                    51,483,700 (after giving effect to the exclusion of certain accident and health business, the net amount is US $31,983,700);

              (iii) the Purchase Price is US$ 330,157,700;

               (iv) the Initial Net Reserves Amount is US$ 1,509,816,000;

                (v) the Initial Net Premium Receivable is US$ 744,266,300; and

               (vi) solely for the purpose of determining the Initial Net
                    Reserves Amount as contemplated by SCHEDULE A hereto, the Purchase Price and the Initial Net Premium Receivable, the line items listed on such SCHEDULE A shall be deemed to be the amounts set forth in such SCHEDULE A;

          provided, however, that nothing in this Agreement (other than the determination of the Initial Net Reserves Amount and the Initial Net Premium Receivable) shall affect the determination of the Seasoned Net Reserves Amount or the Seasoned Net Premiums Receivable Balance, including, without limitation, determination of the date and/or rate to be used for foreign exchange conversion of any amount in connection therewith.

               (b) Winterthur and XL also agree that the Independent Actuary need not be instructed under Clause 4.3.5 of the SPA.


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     1.2. Except as expressly provided herein, nothing in this Agreement shall affect or be used as evidence with respect to determination of the rights and/or obligations of XL or Winterthur as respects any Specified Claim or any other claim under or related to the SPA provided, however, that XL acknowledges that, upon timely receipt by the parties of the payments referred to in Section 2 of this Agreement. Winterthur shall have no continuing obligation under the SPA to deliver Completion Financial Information (but such acknowledgement is without prejudice to any Specified Claim or such other claim XL may have for breach of such provisions prior to such date). For the avoidance of doubt, this Section is without prejudice to the double claims provisions in Clauses 8.6 and 8.2.7 of the SPA.

     1.3. No agreement has been reached with respect to whether or not there has been or the extent to which there has been an adjustment to the Net Asset Value of the relevant Operations pursuant to Clause 3.6 of the SPA or any other adjustment to the Purchase Price to take account of any breach of the SPA by any Seller.

     1.4. XL hereby informs Winterthur that, except for the purposes expressly set forth in Section 1.1 above, XL has not agreed to the information on Schedule A.

2.   PAYMENTS

     2.1. Payment Agreement

          Winterthur and XL hereby agree that:

               (a) all conditions to release of the Retention Amount and the Income (these terms and other capitalized terms in this Section 2.1, not otherwise defined, are used as defined in the Payment Agreement dated 24 July 2001) are satisfied or waived; and

               (b) Winterthur and XL shall deliver to the Escrow Agent, as soon as possible on or after the date of this Agreement, the Transfer Notice in the form set out in Schedule E hereto to effect to the timely realization and distribution of the Fund to be received no later than noon, Bermuda time, 31 December 2003, as follows:

                    (i)   74.84232% of the Retention Amount to XL;

                    (ii)  25.15768% of the Retention Amount to Winterthur;

                    (iii) 87.42116% of the Income to XL; and

                    (iv)  12.57884% of the Income to Winterthur.

               (c) Receipt of the payments referred to in Section 2.1(b) above and Section 2.2 below by Winterthur or XL as appropriate shall constitute full and final satisfaction of Winterthur and XL's respective obligations and rights in respect of the payment of the Purchase Price, without prejudice to Clause
                    3.5 of the SPA.
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2.2. Payment on Account

     Winterthur agrees to pay, so that such payment is received no later than noon, Bermuda time, 31 December 2003, the sum of US$40 million (the "Advanced Amount") to XL pending the seasoning of net reserves set out in the SPA, subject to the following provisions:

     (a) In the event that the Seasoned Net Reserves Payment is payable by Winterthur to XL and the total of the Seasoned Net Reserves Payments (the "SNRP Total") is greater than the Advanced Amount, the Advanced Amount shall be deducted from the amount of the SNRP Total and the balance (for the purposes of this Section 2.2, the "Balance") shall be paid by Winterthur to XL in accordance with the provisions for payment set out in Clause 4.3.1 of the SPA. (For the avoidance of doubt, the Balance shall be paid with interest accruing on the Balance and not on the Seasoned Net Reserves Payment as a whole at the rate set out in Clause 4.3.1 of the SPA).

     (b) In the event that the Seasoned Net Reserves Payment is payable by Winterthur to XL and the SNRP Total is less than the Advanced Amount, the Seasoned Net Reserves Payments shall not be paid by Winterthur to XL and instead XL shall pay the amount by which the SNRP Total is less than the Advanced Amount in US$ to Winterthur within five Business Days of the agreement or determination of the Seasoned Net Reserves Amount plus interest thereon (from and including the End Date to but excluding the date such payment is made) at a non-compounding rate per annum of 0.5 per cent above Base Rate.

     (c) In the event that no Seasoned Net Reserves Payment is payable under the terms of the SPA, XL shall repay to Winterthur within five Business Days of the agreement or determination of the Seasoned Net Reserves Amount an amount in US$ equal to the Advanced Amount plus interest thereon (from and including the End Date to but excluding the date such payment is made) at a non-compounding rate per annum of 0.5 per cent above Base Rate.

     (d) In the event that the Seasoned Net Reserves Payment is payable by XL to Winterthur, the Seasoned Net Reserves Amount shall be increased by the Advanced Amount and the aggregate amount shall be paid by XL to Winterthur in accordance with the provisions for payment set out in Clause 4.3.3 of the SPA.

     2.3. Limited Recourse Receivables Financing Facility Agreement

          In relation to certain amounts owing to Winterthur:

          (a) XL shall procure that Winterthur International (Re) repays CHF 127,087,422.75 in cash to Winterthur so that such funds are received no later than noon, Bermuda time, 31 December 2003, which payment shall be deemed to be a payment under the Limited Recourse Receivables Financing Facility Agreement, together with interest from 1 July 2002 at a non-compounding rate per annum of
               0.5 per cent above the Base Rate; and

          (b) XL Insurance shall procure that Winterthur International (Re) repays CHF 42,362,474.25 in cash, which payment shall be deemed to be a payment under the Limited Recourse Receivables Financing Facility Agreement, together with interest from 1 July 2002 at a non-compounding rate per annum of 0.5 per cent above the Base Rate to Winterthur simultaneously with the entry by Winterthur and each of WHCL, Winterthur International
               (Re), XL Insurance Switzerland, XL Insurance America, Inc., XL Select Insurance Company and XL International (Bermuda) Ltd into reinsurance agreements and related claims handling agreements relating to certain Asbestos Liabilities (which agreements shall not amend or vary the terms of the SPA and the rights or obligations of any person under the SPA, including, without limitation, under Clauses 9.1.1 and 9.1.2 of the SPA, shall in no way be prejudiced by the entering into of or the giving effect to such agreements or by the absence or removal of cover under or termination of such agreements) all in a form to be agreed between the parties provided that in the event that such reinsurance agreements and related claims handling agreements have not been entered into prior to the making of the payment to be made under Clause 4.3 of the SPA, such amount shall be repaid in accordance with the provisions of the Limited Recourse Receivables Financing Facility Agreement. The parties agree to use reasonable endeavours to agree and enter into such reinsurance and related agreements prior to 29 February 2004.

     2.4. Commutation of the CAT Tower

          (a) Winterthur agrees and XL agrees to procure that the commutation agreement (the "Commutation Agreement") in the form set out in SCHEDULE C to this Agreement shall be entered into as soon as possible but in any event prior to 31 December 2003;

          (b)  Winterthur agrees and XL (on behalf of Winterthur International
               (Re)) agree that the CHF 19,500,000 million referred to in the Commutation Agreement shall be repaid by Winterthur (together with interest of CHF 605,522) by way of set off against the amount to be repaid by or of behalf of Winterthur International
               (Re) pursuant to Section 2.3(a) above.

     2.5. The parties shall deliver their respective signed counterparts of the Transfer Notice to the Escrow Agent as of the opening of business, London time, on 29 December 2003.

     2.6. All payments pursuant to this Section 2 shall be made by wire transfer of immediately available funds.

3.   AMENDMENTS TO SPA

     Winterthur and XL agree to amend the SPA as follows subject to (i) timely receipt of payments in accordance with Section 2 except for Section 2.1(b); and (ii) timely delivery of the Transfer Notice in accordance with Section 2.5:

     3.1. The time limit relating to Specified Claims in Clause 8.2.1(ii) (excluding sub-clauses (a) and (b)) of the SPA are extended from nine months to eleven months.

     3.2. The provisions relating to seasoning of premiums as set forth on SCHEDULE B hereto are incorporated into the SPA on the basis that reference therein to "the Agreement of which this Schedule forms part" shall be deemed to be a reference this Agreement; and

     3.3. Solely for the purposes of determining the unearned premium reserve as respects the Seasoned Net Reserves Amount pursuant to Clause 4.2 of the SPA, the loss ratio is seventy-one percent (71%) and the definition of "Reserves" in the SPA is amended as set forth in SCHEDULE D hereto.

4.   MISCELLANEOUS

     4.1. Winterthur and XL shall and XL shall procure that Winterthur International (Re) shall enter into a letter in the form set out in Schedule F (the "SRA Amendment Letter") relating to each of the Sellers Retrocession Agreements as soon as possible but in any event prior to 31 December 2003, and the Sellers Retrocession Agreements as amended shall be the Sellers Retrocession Agreement for the purposes of the SPA. The amendments referred to in the SRA Amendment Letter shall become effective at the same time as the amendments to the SPA referred to in Section 3.

     4.2. The parties will use their best endeavours to work together in good faith with a view to agreeing:

          (a) a reduction in the "Amount of Cover" as set out in the schedule to each Sellers Retrocession Agreement;

          (b) an adjustment to the "Amount of Deductible" as set out in the schedule to each Sellers Retrocession Agreement;

          (c) a satisfactory solution to the commutation of the Sellers Retrocession Agreements; and

          (d) a satisfactory resolution as to whether there should be an extension in time for seasoning reinsurance receivables.

     4.3. Except as expressly provided herein, nothing herein shall affect Winterthur's or XL's rights or obligations under the SPA or any agreement entered into pursuant to the SPA or any Local Agreement, including, without limitation, in respect of any indemnities, Specified Claims, other claims under or in respect of the SPA and the Seasoned Net Reserves Amount, or under any other agreement to which Winterthur and XL are parties or under any Sellers Retrocession Agreement. For the avoidance of doubt and notwithstanding any provision to the contrary therein, nothing herein or any payment made pursuant hereto shall give rise to commutation or other termination or a release of parties to either Sellers Retrocession Agreement, which shall continue in effect.

     4.4. Clauses 18.4, 18.8, 18.11 (insofar only as payments required by this Agreement are made after the date on which such payments are to be made pursuant to this Agreement), 18.12, 18.15, 18.16, 18.17, 18.18 and 18.19 of the SPA shall apply to this Agreement as if fully set forth herein (except as respects references therein to other Clauses of the SPA).

         IN WITNESS WHEREOF this Agreement has been duly executed.

SIGNED by /s/ JOHN R. DACEY             /s/ HANS KUNZLE
          -----------------             ---------------
on behalf of WINTERTHUR SWISS INSURANCE COMPANY:


SIGNED by /s/ CLIVE TOBIN
          ------------------
on behalf of XL INSURANCE (BERMUDA) LTD.:

                                   SCHEDULE B
                       PREMIUM SEASONING - SPA AMENDMENTS

DEFINITIONS

"SEASONED NET PREMIUMS RECEIVABLE BALANCE" means the sum of:

(i) the INITIAL NET PREMIUM RECEIVABLE, being US$ 744,266,300, calculated as follows:

     (a) the premiums and insurance balances receivable (net of bad debt provisions) as shown in Schedule A to the Agreement of which this Schedule forms part ("SCHEDULE A") less reinsurance balances payable and funds held under reinsurance agreements as shown in Schedule A; less

     (b) 29% of the aggregate of the unearned premium as shown in Schedule A less the prepaid reinsurance premiums as shown in Schedule A; plus

     (c)  the deferred acquisition costs as shown in Schedule A;

     For the avoidance of doubt this is calculated as follows:

     US$'000's 1,350,587 - 501,039 - 6,762 - (29% *(824,286-264,556)) + 63,802 =
     744,266.

          (ii) plus any positive, or, as the case may be, less any negative adjustment calculated as follows:

     (a)  71% of the aggregate of:

          (i) the unearned premium less the prepaid reinsurance premiums in each case to the extent solely relating to Relevant Operations, as determined in accordance with US GAAP and as identified as at the End Date calculated as at the Effective Time; less

          (ii) the unearned premiums as shown in Schedule A less the prepaid reinsurance premiums as shown in Schedule A;

          plus

     (b)  the aggregate of:

          (i) the premiums and insurance balances receivable (net of bad debt provisions and, for the avoidance of doubt, net of any commissions) less reinsurance balances payable and funds held under reinsurance agreements (and for the avoidance of doubt, this amount is net of any commissions) in each case to the extent relating solely to the Relevant Operations, as determined in accordance with US GAAP identified as at the End Date; less

          (ii) the unearned premium less the prepaid reinsurance premiums in each case to the extent solely relating to Relevant Operations, as determined in accordance with US GAAP and as identified as at the End Date calculated as at the Effective Time; plus

         (iii) the deferred acquisition costs in each case to the extent solely relating to Relevant Operations, as determined in accordance with US GAAP and as identified as at the End Date calculated as at the Effective Time less

     (c)  US$ 346,858,000 being the aggregate of

          (i) the premiums and insurance balances receivable (net of bad debt provisions and, for the avoidance of doubt, net of any commissions) less reinsurance balances payable and funds held under reinsurance agreements (and for the avoidance of doubt, this amount is net of any commissions) as shown in Schedule A; less

          (ii) the unearned premium less the prepaid reinsurance premiums as shown in Schedule A; plus

          (iii) the deferred acquisition costs as shown in Schedule A.

          For the avoidance of doubt item (ii)(c) has been calculated using Schedule A as follows:

          USD `000s (1,350,587 - 501,039 - 6,762) less (824,286 - 264,556) plus
          (63,802) = 346,858

for the avoidance of doubt, each of (ii)(a) and (ii)(b) can be negative as well as positive.

In calculating the Seasoned Net Premiums Receivable Balance, the classification, characterization or provision of any amount shall be consistent with the classification, characterization or provision used in calculating the Initial Net Premium Receivable.

SUBSTANTIVE PROVISION

4.4  DETERMINATION OF THE SEASONED NET PREMIUMS RECEIVABLE BALANCE

        4.4.1 Subject to Clause 18.4 from and after Completion and until the End Date XL Insurance shall make available to Winterthur, Winterthur's Accountants and Winterthur's Actuary during normal business hours:

                (i) all studies relating to premiums receivable, commissions or reinsurance premium ceded prepared by or on behalf of XL Insurance to the extent relating to Relevant Operations; and

                (ii) all auditor's letters to management to the extent relating to net premiums subject to the Initial Net Premiums Receivable Balance which have been completed by or on behalf of XL Insurance during such period.

        4.4.2 Within 30 Business Days following the End Date XL Insurance shall deliver to Winterthur a written statement setting forth in reasonable detail its calculation of the Seasoned Net Premiums Receivable Balance (the "SEASONED NET PREMIUMS RECEIVABLE STATEMENT").

        4.4.3 In order to enable Winterthur, Winterthur's Accountants and Winterthur's Actuary to review the Seasoned Net Premiums Receivable Statement, XL Insurance shall keep up-to-date and make available to Winterthur, Winterthur's Accountants and Winterthur's Actuary its books, records, contracts and agreements relating to the Relevant Operations during normal business hours and co-operate with them with regard to their review of the Seasoned Net Premiums Receivable Statement, XL Insurance agrees insofar as it is reasonable to do so to make available the services of the employees of the relevant Associated Companies of XL Insurance to assist Winterthur, Winterthur's Accountants and Winterthur's Actuary to undertake the matters contemplated by this Clause 4.4. XL Insurance shall procure that after the preparation of the Seasoned Net Premiums Receivable Statement, XL Insurance's Accountants and XL Insurance's Actuary shall give Winterthur, Winterthur's Accountants and Winterthur's Actuary access to XL Insurance's Accountants' and XL Insurance's Actuary's working papers and files (with the right to take copies at Winterthur's expense, subject to Winterthur entering into an acceptable confidentiality undertaking) and personnel which or who are (and only to the extent) relevant to the review of the Seasoned Net Premiums Receivable Statement by Winterthur, Winterthur's Accountants and Winterthur's Actuary subject to Winterthur providing or procuring the provision of a hold harmless undertaking to XL Insurance's Accountants and XL Insurance's Actuary.

        4.4.4 Within 30 Business Days of receipt by Winterthur of the Seasoned Net Premiums Receivable Statement Winterthur may give written notice to XL Insurance stating that it disagrees with the Seasoned Net Premiums Receivable Statement, together with reasons for the disagreement in reasonable detail and quantifying the amount of such disagreement (for the purpose of this Clause 4.4 the "WINTERTHUR DISAGREEMENT NOTICE"). In the absence of such notice within such period, the Seasoned Net Premiums Receivable Statement shall be final and binding on the parties for all purposes.

        4.4.5 If Winterthur gives a valid Winterthur Disagreement Notice within such 30 Business Days Winterthur and XL Insurance shall attempt in good faith to reach agreement in respect thereto. If they reach agreement then the agreed amount shall be finally and conclusively the Seasoned Net Premiums Receivable Balance for the purpose of this Agreement and if they are unable to do so within 10 Business Days of receipt by XL Insurance of the Winterthur Disagreement Notice then either Winterthur or XL Insurance may by notice in writing to the other require that the calculation of the Seasoned Net Premiums Receivable Balance be referred to the Independent Actuary (an "ACTUARY APPOINTMENT NOTICE"). Within 10 Business Days of receipt by a party of the Actuary Appointment Notice each of Winterthur and XL Insurance shall give written notice to the other and to the Independent Actuary of its proposed Seasoned Net Premiums Receivable Balance.

        4.4.6 The Independent Actuary shall be a member of the Casualty Actuarial Society ("CAS") or a Fellow of the Institute of Actuaries ("FIA") and shall be instructed to independently determine the Seasoned Net Premiums Receivable Balance in accordance with the principles and standards of practice of the CAS or the FIA as the case may be and the American Academy of Actuaries and to make its determination as soon as is reasonably practicable. The procedures of the Independent Actuary shall be determined by the Independent Actuary, but shall:

                (i) give the parties a reasonable opportunity to make written and oral representations to them;
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                (ii)    require that the parties supply each other with a copy
                        of any written representations at the same time as they are made to the Independent Actuary; and

                (iii) permit each party to be present while oral submissions are being made by any other party.

        4.4.7 The determination of the Independent Actuary shall be made in writing and sent to the parties at such time as it shall determine. The Independent Actuary shall act as an expert and not as an arbitrator and his or her determination shall be final and binding on the parties as provided in Clause 4.4.8.

        4.4.8 If the Seasoned Net Premiums Receivable Balance as determined by the Independent Actuary is closer to the amount proposed by XL Insurance than the amount proposed by Winterthur (in each case pursuant to the last sentence of Clause 4.4.5) then for the purpose of this Agreement the Seasoned Net Premiums Receivable Balance shall be finally and conclusively deemed to be the amount so proposed by XL Insurance. If the Seasoned Net Premiums Receivable Balance as determined by the Independent Actuary is closer to the amount proposed by Winterthur than the amount proposed by XL Insurance (in each case pursuant to the last sentence of Clause 4.4.5) then for the purpose of this Agreement the Seasoned Net Premiums Receivable Balance shall be finally and conclusively deemed to be the amount so proposed by Winterthur

        4.4.9 The parties shall co-operate with the Independent Actuary and comply with its reasonable requests made in connection with the carrying out of its duties under this Agreement. In particular without limitation XL Insurance shall keep up-to-date and subject to reasonable notice make available to Winterthur, Winterthur's Accountants, Winterthur's Actuary and the Independent Actuary its books, records, contracts and agreements relating to the Relevant Operations during normal business hours during the period from the appointment of the Independent Actuary down to the making of the determination by the Independent Actuary.

        4.4.10 Subject to Clause 4.4.11 nothing in this Clause 4.4 shall entitle a party or the Independent Actuary access to any information or document which is protected by legal professional privilege or any other legal obligation of confidentiality or which has been prepared by the other party or its accountants, actuaries and other professional advisers with a view to assessing the merits of any claim or argument.

        4.4.11 A party shall not be entitled by reason of Clause 4.4.10 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

        4.4.12 Each party shall and shall procure that its accountants, actuaries and other advisers shall and shall instruct the Independent Actuary to keep all information and documents provided to them pursuant to this Clause 4.4 confidential and shall not use the same for any purpose except for use in connection with the matters contemplated by this Clause 4.

4.5.    SEASONED NET PREMIUMS RECEIVABLE PAYMENT

        4.5.1 If the Seasoned Net Premiums Receivable Balance as finally agreed or determined pursuant to Clause 4.4 is greater than 105 per cent of the Initial Net Premiums Receivable Balance XL Insurance shall or shall procure that other Purchasers as appropriate pay to Winterthur or other Sellers as appropriate within five Business Days of such agreement or determination an amount in US Dollars equal to 100 per cent of the difference between:

                (i)     the Seasoned Net Premiums Receivable Balance; and

                (ii) 105 per cent of the Initial Net Premiums Receivable Balance, plus interest thereon (from and including the End Date, to but excluding the date such payment is made) at a non-compounding rate per annum of 0.5 per cent above the Base Rate.

        4.5.2 If the Seasoned Net Premiums Receivable Balance as finally agreed or determined pursuant to Clause 4.4 is less than 95 per cent of the Initial Net Premiums Receivable Balance Winterthur shall or shall procure that other Sellers as appropriate pay to XL Insurance or other Purchasers as appropriate within five Business Days of such agreement or determination an amount in US Dollars equal to 100 per cent of the difference between:

                (i) 95 per cent of the Initial Net Premiums Receivable Balance; and

                (ii) the Seasoned Net Premiums Receivable Balance, plus interest thereon (from and including the End Date to but excluding the date such payment is made) at a non-compounding rate per annum of 0.5 per cent above the Base Rate.